                                                                    EXHIBIT 99.2








                                          Halle, May 14, 1999
















                                          Saale Energie GmbH,
                                          Schkopau

                                          Report on the audit of the
                                          financial statements for the
                                          years ended December 31, 1998 and 1997
                                          in accordance with German GAAP
                                          and on the audit of the respective
                                          US GAAP reconciliation








                                          Copy no.  (9)

                               SAALE ENERGIE GMBH

                        INDEX TO THE FINANCIAL STATEMENTS




                                                                            Page




Report of Independent Auditors                                               1

Annual Financial Statements

       Statements of Income for the years 1998 and 1997                      2

       Balance Sheets as of December 31, 1998 and 1997                       3

       Statements of Cash Flows for the year 1998 and 1997                   4

       Notes to the Financial Statements                                     5

REPORT OF INDEPENDENT AUDITORS


To the Shareholders of
Saale Energie GmbH
Schkopau, Germany



We have audited the accompanying balance sheets of Saale Energie GmbH (SEG) as of December 31, 1998 and 1997, and the related statements of income and cash flows for the years then ended. These financial statements are the responsibility of SEG's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Saale Energie GmbH as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in Germany.

Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the results of operations for the year ended December 31, 1998 and 1997 and shareholders' equity as of December 31, 1998 and 1997 to the extent summarized in Note C to the financial statements.

/s/ Deloitte & Touche GmbH

DELOITTE & TOUCHE GmbH
Wirtschaftsprufungsgesellschaft

Halle, Germany
May 14, 1999

                               SAALE ENERGIE GMBH

                               STATEMENT OF INCOME
                                (IN THOUSANDS DM)



                                                                  YEAR ENDED             YEAR ENDED
                                                                 DECEMBER 31,           DECEMBER 31,
                                                    NOTES           1998                    1997
                                                  --------       ------------           ------------
Sales                                                  D            218,642                224,502
Other operating income                                                   27                     21

                                                                   --------                -------

Total revenue                                                       218,669                224,523
                                                                   --------                -------


Cost of materials                                      D/K          215,763                225,669
Depreciation of tangible fixed assets                                     1                      1
Other operating expenses                                              1,112                  1,122
                                                                   --------                -------

Total operating expenses                                            216,876                226,792
                                                                   --------                -------
Result of operations                                                  1,793                 -2,269

Income from companies in which
   participations are held                                            8,515                  7,162
Interest income (net)                                  I              2,280                 -3,152
                                                                   --------                -------

Results of ordinary activities                                       12,588                  1,741

Extraordinary loss (net)                               L             -4,856                      0
                                                                   --------                -------

Profit before taxes on income                                         7,732                  1,741

Taxes on income                                                           0                      0
                                                                   --------                -------

Net profit for the year                                               7,732                  1,741
                                                                   ========                =======


See accompanying Notes to the Financial Statements

                               SAALE ENERGIE GMBH

                                 BALANCE SHEETS
                                (IN THOUSANDS DM)



                                                                        AT DECEMBER 31,    AT DECEMBER 31,
                                                             NOTE            1998                1997
                                                         ------------   ---------------    ---------------
ASSETS

       Outstanding contributions                                               713                 713

       NON-CURRENT ASSETS

       Fixed assets
       Tangible assets
           Factory and office equipment                   B                      0                   1
       Financial asset
       1. Shares in affiliated companies                  B, E                  49                  49
       2. Participations                                  B, E             204,193             200,677
       3. Loans to participations                         B, F              83,800              82,200
                                                                           -------             -------
       TOTAL NON-CURRENT ASSETS                                            288,042             282,927

       CURRENT ASSETS

       Inventories
           Raw materials and supplies                     B                    847                 714
       Receivables and other assets
       1. Trade receivables                               B, D, G           22,505              18,860
       2. Other assets                                    B, G               4,151               3,541
       Bank balances                                      B                107,823              16,522


                                                                           -------             -------
       TOTAL CURRENT ASSETS                                                135,326              39,637
                                                                           -------             -------
TOTAL ASSETS                                                               424,081             323,277
                                                                           =======             =======


SHAREHOLDERS' EQUITY AND LIABILITIES

       SHAREHOLDERS' EQUITY                               H

       Subscribed capital                                                    1,000               1,000


       Capital reserve                                                      48,041              48,041


       Net income for the year                                               7,732               1,741


       Accumulated losses brought forward                                   -9,642             -11,383
                                                                           -------             -------
       TOTAL SHAREHOLDERS' EQUITY                                           47,131              39,399



       Accruals
           Other accruals                                 B                  3,292                  80
       Liabilities
       1. Trade payables                                  B, I               3,940               3,541
       2. Payables to shareholding companies              B, I                  77                  69
       3. Payables to affiliated companies                B, I                 373               3,140
       4. Payables to participations                      B, I             324,663             234,837
       5. Other payables                                  B, I              44,605              42,211
                                                                           -------             -------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES                                 424,081             323,277
                                                                           =======             =======


               See accompanying Notes to the Financial Statements

                               SAALE ENERGIE GMBH

                             STATEMENT OF CASH FLOWS
                                (IN THOUSANDS DM)



                                                                                 YEAR ENDED        YEAR ENDED
                                                                                 DECEMBER 31,     DECEMBER 31,
                                                                                    1998             1997
                                                                                 ------------     ------------
Cash generated by operations:

Net income for the year                                                              7,732            1,741

Adjustments to reconcile the net profit to the cash generated by operations:

      Depreciation on tangible assets and current asset write-offs                       1                1
      Change in assets and liabilities:
          Inventories                                                                 -133             -389
          Short-term trade receivables                                              -3,645            5,904
          Other assets                                                                -610           11,009
          Accruals                                                                   3,212               40
          Short-term trade payables                                                    400           -5,295
          Other liabilities                                                         84,717           65,579
                                                                                   -------         --------

CASH RETAINED FROM OPERATING ACTIVITIES                                             91,674           78,590
                                                                                   -------         --------

Cash flows from financing activities:
Proceeds from loans                                                                   -373          -90,816
                                                                                   -------         --------

CASH UTILIZED IN FINANCING ACTIVITIES                                                 -373          -90,816
                                                                                   -------         --------

NET DECREASE IN CASH                                                                91,301          -12,226

CASH AT BEGINNING OF YEAR                                                           16,522           28,748
                                                                                   -------         --------

CASH AT END OF YEAR                                                                107,823           16,522
                                                                                   =======         ========



               See accompanying notes to the Financial Statements

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)




NOTE A   ORIGINATION AND NATURE OF BUSINESS

ORIGINATION: According to the Articles of Association, Saale Energie GmbH ("SEG") was established on November 11, 1993. The company's shares are held at 50 % by NRGenerating International B.V., Amsterdam and at 50 % by PowerGen Holdings B.V., Rotterdam.

NATURE OF BUSINESS: The operations of SEG include all activities relating to the direct and indirect acquisition, ownership, administration and operation of power generating facilities located in Schkopau, including the purchase of fuel and the sale of energy produced in the facilities. The business of the company further constitutes all activities relating to the supply of management, maintenance and consulting services in respect of power stations and related plants. The company is authorized to take all other actions and engage in all other businesses which appear to be necessary and useful in order to carry into effect the purpose of the company. In particular it is authorized to hold, acquire and create subsidiaries, branches, companies and interests in other enterprises.


NOTE B   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES: The financial statements of SEG have been prepared in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP vary in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP"). Application of US GAAP would have affected the results of operations for the years ended December 31, 1998 and 1997 and shareholders equity at December 31, 1998 and 1997 to the extent summarized in Note C to the financial statements. All amounts herein are shown in thousands of Deutsche Mark ("TDM") unless otherwise stated.

CONSOLIDATION: SEG does not prepare German GAAP consolidated financial statements. SEG owns a 98 % share of its affiliated company (subsidiary) Saale Energie Service GmbH ("SES"). The investment in SES is included at cost in SEG's financial statements. Furthermore, SEG holds a 41.9 % share in the Kraftwerk Schkopau GbR ("GbR") and a 44.4 % share in the Kraftwerk Schkopau Betriebsgesellschaft mbH. These companies are included at cost and referred to as participations in these financial statements.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

TOTAL COST METHOD: The statement of operations is presented according to the total cost (or type of expenditure) format as commonly used in Germany. According to this format, production and all other expenses incurred during the period are classified by type of expenses.

REVENUE RECOGNITION: Revenue is recognized when title passes or services are rendered, net of discounts, customer bonuses and rebates granted.

FIXED ASSETS: Fixed tangible assets are recorded on the basis of acquisition or manufacturing cost and subsequently reduced by scheduled depreciation charges over the assets' useful lives.

FINANCIAL ASSETS: The long-term loans and investments are recorded at cost.

INVENTORIES: Inventories are accounted for at historical purchase cost.

RECEIVABLES AND OTHER ASSETS: All receivables are recorded at nominal value. An allowance for doubtful accounts has been recorded and deducted from the trade receivables balance.

BANK BALANCES: Bank balances include current accounts and fixed deposits.

ACCRUALS AND LIABILITIES: Accruals have been recorded for known obligations at the balance sheet date at the amounts of the estimated liabilities. Liabilities are valued at the amounts outstanding.

EXTRAORDINARY ITEMS: These are non-recurring income and expenses, which do not result from the ordinary activities of the company. The extraordinary income and expenses are disclosed in Note L to the financial statements.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE C SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

SEG's financial statements comply with German GAAP, which differs in certain significant respects from US GAAP. The differences that would have a significant effect on net income and shareholders' equity are set out below.

1. Consolidation

SEG does not prepare consolidated financial statements according to the German Commercial Code. If US GAAP were applied, SEG would be required to prepare consolidated financial statements, which would include the financial statements of SES.

US GAAP financial statements would therefore include the current year's operating results of SES, net of minority interests, and would exclude the dividend income received by SEG.

2. Accounting for long term service and supply agreements

For German GAAP purposes, the amounts billed to SEG resulting from the use and benefit agreement between SEG and GbR are recorded as expenses of the period. Parallel, the amounts attributable to the long-term electricity supply contract with the company's sole customer are recorded as revenue in the period they are invoiced (see Note D).

In accordance with US GAAP, these agreements would be considered as leasing agreements. The use and benefit agreement would be considered a capital lease, and the long-term sales agreement, as it relates to capacity availability, would be treated as a direct financing lease arrangement. The revenues and expenses recorded based upon current billings would be replaced by the amortization of unearned direct finance lease income and interest expense on lease obligations in accordance with US GAAP.

The net present value of the minimum lease payments to be received by SEG under the terms of the agreement amounts to TDM 813,594, whereas the net present value of the lease obligation payable by SEG over the minimum period of 25 years is TDM 512,868 as of December 31, 1998.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


3. Outstanding contributions from the shareholders

As of December 31, 1998, outstanding contributions from shareholders amounted to TDM 713, which were not deducted from shareholders' equity in the German financial statements. The shareholders' equity for US GAAP purposes has to be reduced by the outstanding contributions.

4. Deferred taxes

Under German GAAP, SEG did not accrue for income tax, because the accumulated tax losses of prior years exceed the net profit for the 1998 financial year. Deferred tax assets and liabilities have not been recorded, because under German GAAP, they are only required to be recognized to the extent that the deferred tax liabilities exceed the deferred tax assets. Deferred tax assets are not recorded for accumulated tax losses brought forward.

For purposes of US GAAP accounting the financial values differ significantly from the tax basis mainly due to the application of lease accounting.

Significant components of SEG's deferred tax liabilities and assets as of December 31, 1998 and 1997, that would have resulted from accumulated tax losses and temporary differences between the US GAAP financial statement basis and tax basis of assets and liabilities are summarized as follows:



                                      12/31/1998          12/31/1997
                                          TDM                 TDM
                                          ---                 ---

Deferred tax liability:
   lease accounting                     165.721             109.539

   Total deferred liability             165.721             109.539
                                        -------             -------

Deferred tax assets:
   accumulated tax losses                48.276              51.457
   investment in GbR                      3.812               3.359

   Total deferred asset                  52.088              54.816
                                        -------              ------

Net deferred tax liability              113.633              54.723
                                        =======              ======


RECONCILIATION TO US GAAP

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


The following is a summary of the significant adjustments to net income for 1998 and 1997 which would have been be required if US GAAP had been applied instead of German GAAP.


                                                       Year ended          Year ended
                                                       December 31,        December 31,
                                                           1998                1997
                                          Item             TDM                 TDM
                                          ----             ---                 ---
Net income as reported in the statement
of income under German GAAP                                7.732               1.741

     Consolidation of SES                 1.                 134              -1.578
     Lease adjustment                     2.              83.757              71.766
     Deferred taxes                       4.             -58.910             -41.636

Net profit in accordance
with US GAAP                                              32.713              30.293
                                                         =======             =======

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


The following is a summary of the significant adjustments to shareholders' equity as of December 31, 1998 and 1997 which would have been required if US GAAP had been applied instead of German GAAP.



                                                         Year ended          Year ended
                                                        December 31,        December 31,
                                                            1998                1997
                                          Item              TDM                 TDM
                                          ----              ---                 ---
Shareholders' equity as reported in the
balance sheet under German GAAP                            47.131              39.399

Adjustments required to conform
with US GAAP:

    Consolidation of SES                C  1.               1.834               1.700
    Lease adjustment                    L  2.             187.059             103.302
    Outstanding contributions           O  3.                -713                -713
    Deferred taxes                      D  4.            -113.633             -54.723

Shareholders' equity  in
accordance with US GAAP                                   121.678              88.965
                                                         ========             =======

NOTE D   LONG-TERM SALES AND SERVICE AGREEMENTS

According to the long-term electricity supply contract between SEG and its sole customer, SEG supplies its total available electricity capacity to this customer. The contract has a term of 25 years starting at the date of commissioning of the power plant. The customer is obliged to pay on a monthly basis a price that covers (1) the availability of power supply capacity and (2) the operating costs incurred to produce the electricity. The customer has agreed to make minimum payments of TDM 2,392,322 over the period of the agreement (25 years). SEG's entire sales in 1998 and 1997 were made to this customer.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


SEG closed a use and benefit agreement with Kraftwerk Schkopau GbR under which GbR grants SEG a notional share of 400 MW (power share) in the total net capacity of the power station for its sole use. The SEG power share encompasses all plant and equipment of the power station. In return SEG is obliged to pay all costs of the GbR related to the SEG-power share as stipulated in the agreement plus a profit margin plus value added tax. Such billings amounted to TDM 133,412 and TDM 139,294 in 1998 and 1997, respectively.

In order to manage and operate its share in the power plant, SEG closed a contract with Kraftwerk Schkopau Betriebsgesellschaft mbH (KSB). SEG commissions KSB with the conversion of coal using its power share of 400 MW of the Schkopau power plant, and KSB accepts responsibility for all costs of operating and maintaining the power plant. In terms of the contract SEG is obliged to pay for KSB's services. The management fees levied by the KSB amounted to TDM 54,779 and TDM 54,713 in 1998 and 1997, respectively.


NOTE E   INVESTMENTS IN SUBSIDIARIES AND PARTICIPATIONS

SEG holds a 98 % share in Saale Energie Services GmbH (SES). The investment is accounted for at its historical acquisition cost of TDM 49. The business of the company consists of all activities relating to the supply of management, maintenance and consulting services in respect of power stations and related plants, especially for the power stations of the Mitteldeutsche
Braunkohlengesellschaft mbH (MIBRAG) and its affiliated companies.

SEG holds a 41.9 % participation in the GbR, which owns the Schkopau power plant, at the historical cost value of TDM 204,193. SEG's provisional share of 41.1% was adjusted to 41.9 % as determined at the GbR shareholders meeting of May 28, 1998. See Note L. The investment in the GbR at year-end incorporates an adjustment (TDM 3,516) for this increased interest of SEG in the GbR.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


SEG's 44.4 % share in the Kraftwerk Schkopau Betriebsgesellschaft mbH (KSB) has been recorded at the historical acquisition cost of TDM 22. SEG has assigned its share in KSB to PwC Deutsche Revision AG in security for the other partner in the GbR.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE F   LOAN TO KRAFTWERK SCHKOPAU GBR

In terms of the loan agreement between the participants of the GbR, SEG has to grant a loan of up to TDM 100,560 to GbR. The balance outstanding (and the amount drawn by the GbR) at December 31, 1998 was TDM 83,800. The loan to the GbR was increased by 0,8 % as a result of the asset-split agreement (TDM1,600). The loan is unsecured and bears interest at a fixed rate of 7 % p.a.. The interest on the loan for 1998 of TDM 5,866 was set-off from the payables to the GbR (see NOTE I). The loan has been granted for an indefinite period and the repayment terms are not fixed.


NOTE G   RECEIVABLES AND OTHER ASSETS

The net trade receivables of TDM 22,505 and TDM 18,860, as reported on December 31, 1998 and 1997, respectively, relate to power supplied to the company's sole customer. The balances are net of allowances for doubtful accounts of TDM 75 in 1998 (TDM 0 in 1997).

The other assets are mainly receivables from tax authorities.


NOTE H   CHANGE IN SHAREHOLDERS' EQUITY

Shareholders' equity of SEG changed in 1998 and 1997 solely by the net profit for the year.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE I   LIABILITIES



                                                                 Maturity           Maturity
                      Total balance    Maturity period            period            period of         Total balance
                          as of         of less than 1          between 1         more than 5             as of
                       12/31/1998          year                and 5 years           years             12/31/1997
                          TDM              TDM                     TDM                TDM                 TDM
                      -------------    ---------------            ------            ---------         -------------
 1) Trade payables            3.940             3.940                                                         3.541
 2) Payables to
 shareholding
 companies                       77                77                                                            69
 3) Payables to
 affiliated
 companies                      373               373                                                         3.140
 4) Payables to
 companies in
 which
 participations are
 held                       324.663            56.080               224.830              43.753             234.837
 5) Other liabilities        44.605            44.605                                                        42.211
                            -------           -------               -------              ------             -------

                            373.658           105.075               224.830              43.753             283.798
                            =======           =======               =======              ======             =======


The maturity periods of the liabilities are as follows:









The liability as of December 31, 1998 and 1997 comprises of the following:


                                        12/31/1998         12/31/1997
                                           TDM               TDM
                                        ----------         ----------
a)  Kraftwerk Schkopau GbR (GbR)            319.159            230.111

b)  Kraftwerk Schkopau
    Betriebsgesellschaft mbH (KSB)            5.504              4.726
                                            -------            -------
                                            324.663            234.837


                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


a) The payables to GbR comprise of three components:

TDM 272,206 (in 1997, TDM 188,275) refers to the fees related to the use and benefit agreement and represent SEG's share in the power plant's expenses. The gross fees payable was reduced by the interest on the GbR loans, the share in the profit of the GbR as well as cash calls by the GbR.

TDM 43,753 (in 1997, TDM 41,837) results from SEG's obligation to reimburse its share in the shortfall achieved in the 1995 financial statement of the GbR as well as the shortfall achieved in 1996 up to the commissioning date of the power plant (March 31, 1996). TDM 16,966 was repaid during 1997. The increase in the payables reflects the increase in SEG's interest in the Schkopau power plant to 41.9%.

TDM 3,200 comprises of the liability in respect of outstanding equity contributions and loans to the GbR as a result of the increase of SEG's interest by 0.8% in the GbR in 1998.

The payables to the GbR are interest free.

b) The liability to the KSB mainly arises from the coal conversion contract between SEG and KSB. See Note D.

The other owner of the GbR granted a loan of up to TDM 50 million to SEG for purposes of funding the interest due during the construction period of the power plant. A variable interest rate of 3 months LIBOR plus 2 % p.a. was charged during 1998 and 1997.


NOTE J   OTHER FINANCIAL COMMITMENTS

For financial commitments relating to the leased assets and lease commitments see note C.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE K   RELATED PARTY TRANSACTIONS

SEG and MIBRAG, a related company with common shareholders NRG Energy Inc. and PowerGen plc., closed a long-term coal supply agreement. Under the terms of this agreement MIBRAG delivers lignite to the power station in Schkopau until 2010 at market prices. The annual volume of coal to be delivered by MIBRAG was not fixed in the agreement. The lignite purchased by SEG from MIBRAG during 1998 amounted to TDM 27,706 (1997, TDM 32,052).

In addition, SES and MIBRAG entered into a consulting and management agreement. In 1998 MIBRAG was billed TDM 4,861 (1997, TDM 4,548) by SES.

NOTE L   EXTRAORDINARY LOSS (NET)

The extraordinary items in 1998 relate to the adjustments, in respect of prior years, which resulted from the asset-split agreement of May 28, 1998. There were no extraordinary items recorded in 1997.

                               SAALE ENERGIE GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)



                                                   Year ended
                                                 December 31,
                                                      1998
                                                      TDM
                                                 ------------
Extraordinary income


Interest income on loans to participations             112
Interest  in the profit of participations               57
                                                     -----
                                                       169
                                                     -----
Extraordinary expenses

Use and benefit fees:
-1997                                                2.711
-1996                                                1.864
Interest expense from the asset split                  450
                                                     -----
                                                     5.025
                                                     -----

Extraordinary loss, net                              4.856
                                                     =====